d\sec\Exh11K97.doc

Exhibit 11

Schedule of Computation of Net Income Per Share (Unaudited)

                                                         Year Ended September 30,
                                                          1997              1996
                    Primary
Net income                                           $1,476,346

Less - preferred stock dividends                        (72,469)

Net income for primary income per Common Share
                                                     $1,403,877
Weighted average number of
  Common Shares outstanding
  during the year                                     5,806,176

Primary income per Common Share                      $      .24


                 Fully Diluted
Net income for primary income
  per Common Share                                   $1,403,877

Add - dividends on convertible
  preferred stock                                        72,469

Net income for fully diluted
  net income per share                               $1,476,346

Weighted average number of
  shares used in calculating
  primary income per                                  5,806,176
  common share

Assuming conversion of
  convertible preferred stock
  (weighted average)                                    328,295

Weighted average number of
  common shares outstanding
  as adjusted                                         6,134,471

Fully diluted earnings per
  common share                                       $      .24


Pro forma - Primary Earnings
   Per Share (Unaudited)
Net income before income taxes                                          $1,321,944

Pro forma Income Tax assuming
  retroactive application of
  change in SubChapter S status                                            543,400

Net Income                                                              $  778,544

Pro Forma Weighted Average
  Shares Outstanding                                                     5,772,023

Primary Income per Common Share                                         $      .13